Exhibit 99.1

KINDER MORGAN TO PURCHASE EL PASO FOR
APPROXIMATELY $38 BILLION

Combination Will Form Largest Natural Gas Pipeline Network and
Largest Midstream Energy Enterprise in North America

    HOUSTON, Oct. 16, 2011 — Kinder Morgan, Inc. (NYSE: KMI) and El Paso Corporation (NYSE: EP) today announced a definitive agreement whereby KMI will acquire all of the outstanding shares of EP in a transaction that will create the largest midstream and the fourth largest energy company in North America with an enterprise value of approximately $94 billion and 80,000 miles of pipelines. The total purchase price, including the assumption of debt outstanding at El Paso Corporation and including the debt outstanding at El Paso Pipeline Partners, L.P. (NYSE: EPB) is approximately $38 billion.

    The combined enterprise, including the associated master limited partnerships, Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and EPB, will represent the largest natural gas pipeline network in the United States, the largest independent transporter of petroleum products in the United States, the largest transporter of CO2 in the United States and the largest independent terminal owner/operator in the United States.

    “This once in a lifetime transaction is a win-win opportunity for both companies,” said Kinder Morgan Chairman and CEO Richard D. Kinder.  “The El Paso assets are primarily regulated interstate natural gas pipelines that produce substantial, stable cash flow and have access to key supply regions and major consuming markets. The natural gas pipeline systems of the two companies are very complementary, as they primarily serve different supply sources and markets in the United States. The transaction is expected to produce immediate shareholder value (upon closing) through strong cash flow accretion and offers significant future growth opportunities.”

    The consideration to be received by the EP shareholders is valued at $26.87 per EP share based on KMI’s closing price as of Oct. 14, 2011, representing a 47 percent premium to the 20-day average closing price of EP common shares and a 37 percent premium over the closing price

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of EP common shares on Oct. 14, 2011. The offer is comprised of $14.65 in cash, 0.4187 KMI shares (valued at $11.26 per EP share) and 0.640 KMI warrants (valued at $0.96 per EP share) based on KMI’s closing price on Oct. 14, 2011. The warrants will have an exercise price of $40 and a five-year term.  EP shareholders will be able to elect, for each EP share held, either (i) $25.91 in cash, (ii) 0.9635 shares of KMI common stock, or (iii) $14.65 in cash plus 0.4187 shares of KMI common stock.  All elections will be subject to proration and in all cases EP shareholders will receive 0.640 KMI warrants per share of EP common stock. The receipt of shares and warrants by EP shareholders in the transaction is intended to be tax free for U.S. federal income tax purposes.  Upon closing, KMI shareholders are expected to own approximately 68 percent of the combined company and EP shareholders are expected to own the remaining 32 percent.

    “El Paso’s board and management have been highly focused on delivering value for our shareholders, and we believe that our agreement with Kinder Morgan will provide even greater value for our shareholders than we expected through the planned spin-off of our exploration and production business,” said Doug Foshee, chairman, president and chief executive officer of El Paso Corporation.  “We are very pleased to become a significant part of this combined enterprise and offer our shareholders the opportunity to participate in what we believe will be North America’s preeminent infrastructure company.”

    The transaction has been approved by each company’s board of directors.  KMI has a commitment letter from Barclays Capital underwriting the full amount of cash required for the transaction.  Prior to closing, the transaction will require approval of both KMI and EP shareholders. The transaction is expected to close in the second quarter of 2012 and is subject to customary regulatory approvals.

    “We believe that natural gas is going to play an increasingly integral role in North America,” stated Kinder.  “With the recent development of shale resources, there are now abundant domestic supplies of natural gas, which are being used increasingly to generate electricity and are environmentally friendly.  If America is serious about reducing carbon emissions to benefit the environment, and reducing its dependence on foreign oil, natural gas is absolutely the best readily available option. We are delighted to be able to significantly expand our natural gas transportation footprint at a time when it seems likely that domestic natural gas supply and demand will grow at attractive rates for years to come.”

    The transaction is expected to be immediately accretive to dividends per share at KMI, distributions per unit at KMP, dividends per share at Kinder Morgan Management (NYSE: KMR) and distributions per unit at EPB.  Part of these benefits will be driven by cost savings, which are expected to be approximately $350 million per year, or about 5 percent of the combined system’s EBITDA.  Following is a summary of the plans and benefits for each entity:

KMI

    Following the closing of the transaction, EP will become a subsidiary of KMI.  KMI intends to sell the exploration and production assets of EP.  EP’s net operating loss carryforwards will offset taxes associated with this sale and the resulting cash raised will substantially reduce the debt borrowed to fund the cash portion of the transaction.  KMI also intends to sell (drop down) all of EP’s natural gas pipeline assets to KMP and EPB over the next few years.  Each of these transactions will be subject to approval by KMP’s or EPB’s independent directors, who are expected to obtain independent advisors to assist them in their analysis.

    By the end of 2015, KMI expects its assets to consist almost exclusively of its general partner interests in KMP and EPB, and the ownership of KMP units, KMR shares and EPB units. At that point, well over 80 percent of KMI’s cash flows is expected to come from the general partner interests and essentially all of the remainder from its limited partner interests.  KMI expects to continue to determine dividend payouts based upon this ultimate set of assets and cash flows.  In the interim, KMI will be generating more cash flow than necessary to support the expected dividend stream and will use the excess to pay down debt.  Incorporating this approach to determining dividends, the transaction is expected to be immediately accretive to KMI’s dividend per share.  If this transaction were to close at the beginning of 2012 and factoring in KMI’s normal expected annual growth, KMI would expect to pay a dividend per share of approximately $1.45 in 2012, up substantially from its current annual rate of $1.20 per share.  Since the transaction is unlikely to be in effect for the full year 2012, KMI’s actual dividend in 2012 will likely be slightly less than $1.45. As a result of this transaction and KMI’s normal expected annual growth, KMI now expects its dividend per share to grow at an average annual rate of around 12.5 percent from its budgeted 2011 dividend per share of $1.16 through 2015. This growth rate is higher than KMI’s previously announced 10 percent average annual growth rate expectation for dividends per share.

    While KMI will be assuming a significant amount of incremental debt as a result of the transaction, the sale of EP’s exploration and production business, dropdown transactions to KMP and EPB, and excess cash flows should allow for a rapid reduction in debt levels.  KMI expects its ratio of debt to distributions received will be lower than its current level of about 2.5 times by the end of 2013 and that the ratio of consolidated net debt for the entire enterprise (including debt at KMP and EPB) to consolidated EBITDA will return to a little over 4 times by the end of 2014.  “Given the quality of the assets that will be owned by the combined enterprise and the stability of cash flows that these assets generate, we believe that we have a clear path to achieving these expectations and that the resulting debt levels are conservative,” said Kinder.

KMP and KMR

    KMP is expected to purchase a significant portion of EP’s natural gas pipeline assets over the next few years at attractive prices. These assets will enhance KMP’s already very stable cash flow stream and will provide significant additional growth opportunities.  For 2012, the KMP distribution per unit and KMR dividend per share are expected to be a little less than $5.00, up from a budgeted $4.60 for 2011.  Over the next several years, the average annual growth rate in KMP distributions per unit and KMR dividends per share is expected to be around 7 percent, higher than the prior estimate of 5 percent annually, with the increase being driven by the expected dropdowns resulting from this transaction.

    KMP expects to fund the asset acquisitions with a combination of equity and debt, consistent with its past practices. The equity will be in the form of both KMP unit and KMR share issuances, with KMI taking a small portion of the issuances.  KMP expects it will reduce its debt to EBITDA ratio consistently over this time period down to around 3.3 times, which will continue to represent a very strong balance sheet, especially considering the strength of its assets and the stability of its cash flows.

    By virtue of the issuance of KMR shares to fund a portion of the dropdown transactions and the continuation of the payment of KMR dividends in shares, quarterly automatic issuance of KMR shares is expected to increase significantly over this time period. As a reminder, KMP must generate distributable cash flow to support the KMR dividends, but then retains that cash as the dividends are paid in shares. This significant increase in total KMR dividends will have some very positive impacts on KMP and KMR.  First, KMP may be able to completely fund the equity portion of its annual investment programs (expansion capital and acquisitions) through the KMR dividends, eliminating the need to raise equity in the capital markets, except in the case of large investments.  Second, to the extent the KMR dividends are greater than the required equity to fund the investment program, KMP could use the excess cash flow to repurchase KMR shares on the open market. Thus, KMP would be unique among MLP’s for its ability to fund itself, and KMR would have a natural, consistent source of demand for its shares.

EPB

    EPB is also expected to purchase EP pipeline assets from KMI over the next few years at attractive prices.  EPB’s asset base will continue to consist completely of stable, high quality interstate natural gas pipelines.  “We expect EPB to be able to grow its distributions per unit at an average annual growth rate of about 9 percent through 2015 as a result of this transaction,” Kinder said. “EPB is also expected to fund its acquisitions with a combination of equity and debt issuance, maintaining its strong balance sheet. We would expect EPB’s debt to EBITDA ratio to remain around 4 times, which is appropriate for the strength of the assets that it owns and is expected to acquire.”

    The combined company will be the:

●
Largest owner and operator of natural gas pipelines and storage assets in North America with approximately 67,000 miles of natural gas transportation pipelines.  Pipelines are connected to many important natural gas shale plays including Eagle Ford, Marcellus, Utica, Haynesville, Fayetteville and Barnett.  Largest provider of contracted natural gas treating services and significant other midstream gathering assets.

●
Largest independent transporter of petroleum products in the United States, transporting approximately 1.9 million barrels per day of gasoline, jet fuel, diesel, natural gas liquids and crude oil through more than 8,000 miles of pipelines.

●	Largest transporter of CO2 in the United States, transporting 1.3 billion cubic feet per day. Carbon dioxide is used in enhanced oil recovery projects.
●	Second largest oil producer in Texas, producing over 50,000 barrels per day.
●
Largest independent terminal owner/operator in the United States.  Liquids terminals have capacity of 107 million barrels and store refined petroleum products, ethanol and more.  Dry bulk terminals are expected to handle over 100 million tons of materials in 2011, including products like coal.

●	Only oilsands pipeline serving the West Coast. The Trans Mountain pipeline system transports 300,000 barrels of crude oil per day to Vancouver, B.C., and Washington state.

    “El Paso’s assets are a great fit with our long-standing strategy of owning and operating predominantly stable, regulated, fee-based businesses in growing markets,” Kinder said.  “We have a proven track record of merging companies, operating assets efficiently and growing existing assets through expansions, and we are very excited to add these assets to our portfolio.”

    Foshee added, “I would like to take this opportunity to recognize the 5,000 members of Team El Paso for their collective efforts to lead our company to the most important and exciting decision in our 80-plus year history. The members of Team El Paso have always strived to make El Paso better.  Our merger with Kinder Morgan will not only build on our proven track record of stewardship and customer service, but it will also provide new opportunities for our employees as they become a part of larger platforms.”

    Once the transaction is completed, Kinder will remain chairman and CEO of the combined entity. The parent company will be named Kinder Morgan, Inc. and its corporate headquarters will remain in Houston, Texas. Two members of EP’s board of directors will join the KMI board of directors. The transaction will require the approval of both KMI and EP shareholders who will vote at special meetings expected to be held by January 2012.  Both the boards of directors of KMI and EP are recommending that shareholders vote in favor of the transaction.  EP has agreed not to solicit competing transactions and to pay a termination fee of $650 million to KMI under certain circumstances.

    Evercore Partners and Barclays Capital acted as financial advisors and provided fairness opinions to KMI and Weil Gotshal & Manges LLP and Bracewell & Giuliani, LLP acted as legal counsel to KMI.  Morgan Stanley acted as financial advisor and provided a fairness opinion to EP in connection with the KMI transaction, Goldman Sachs also acted as financial advisor to EP in connection with its previously announced spin-off transaction and related matters in connection with the KMI transaction, and Wachtell, Lipton, Rosen & Katz acted as legal counsel to EP.

    El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest interstate natural gas pipeline system, one of North America’s largest independent exploration and production companies and an emerging midstream business.  El Paso owns a 42 percent limited partner interest and the 2 percent general partner interest in El Paso Pipeline Partners, L.P.  For more information, visit www.elpaso.com.

    Kinder Morgan, Inc. (NYSE: KMI) is a leading pipeline transportation and energy storage company in North America.  It owns an interest in or operates more than 37,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel.  KMI owns the general partner interest of Kinder Morgan Energy Partners, L.P. (NYSE: KMP), one of the largest publicly traded pipeline limited partnerships in America.  Combined, KMP and KMI constitute the largest midstream energy entity in the United States with an enterprise value of approximately $55 billion.  For more information please visit www.kindermorgan.com.

Please join Kinder Morgan and El Paso at 8:30 a.m. Eastern Time on Monday, Oct. 17 at www.kindermorgan.com for a LIVE webcast conference call to discuss the announced transaction. The presentation for the call is available at www.kindermorgan.com.

Kinder Morgan Contacts	El Paso Contacts
Media Relations	Media Relations
Emily Mir (713) 369-8060	Bruce Connery (713) 420-5855
Joe Hollier (713) 369-9176	Richard Wheatley (713) 420-6828

Investor Relations	Investor Relations
Mindy Mills Thornock (713) 369-9490	Bruce Connery (713) 420-5855
www.kindermorgan.com	Bill Baerg (713) 420-2906

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Kinder Morgan, Inc. (“KMI”) plans to file with the SEC a Registration Statement on Form S-4 in connection with the proposed transaction, and KMI and El Paso Corporation (“EP”) plan to file with the SEC and mail to their respective stockholders a Joint Proxy/Information Statement/Prospectus in connection with the proposed transaction. THE REGISTRATION STATEMENT AND THE JOINT PROXY/INFORMATION STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION ABOUT KMI, EP, THE PROPOSED TRANSACTION AND RELATED MATTERS.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY/INFORMATION STATEMENT/PROSPECTUS CAREFULLY WHEN THEY BECOME AVAILABLE.  Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy/Information Statement/Prospectus and other documents filed with the SEC by KMI and EP through the web site maintained by the SEC at www.sec.gov.  In addition, investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy/Information Statement/Prospectus by phone, e-mail or written request by contacting the investor relations department of KMI or EP at the following:

	Kinder Morgan, Inc.	El Paso Corporation
Address:	500 Dallas Street, Suite 1000	1001 Louisiana Street
	Houston, Texas 77002	Houston, Texas 77002
	Attention: Investor Relations	Attention: Investor Relations
Phone:	(713) 369-9490	(713) 420-5855
E-mail:	kmp_ir@kindermorgan.com	investorrelations@elpaso.com

PARTICIPANTS IN THE SOLICITATION

KMI and EP, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions contemplated by the merger agreement.  Information regarding KMI’s directors and executive officers is contained in KMI’s Form 10-K for the year ended December 31, 2010, which has been filed with the SEC.  Information regarding EP’s directors and executive officers is contained in EP’s Form 10-K for the year ended December 31, 2010 and its proxy statement dated March 29, 2011, which are filed with the SEC. A more complete description will be available in the Registration Statement and the Joint Proxy/Information Statement/Prospectus.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between KMI and EP, the expected timetable for completing the proposed transaction, future financial and operating results, benefits and synergies of the proposed transaction, future opportunities for the combined company, the sale of EP’s exploration and production assets, the possible drop-down of assets and any other statements about KMI or EP managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability to consummate the proposed transaction; the ability to obtain the requisite regulatory, shareholder approvals and the satisfaction of other conditions to consummation of the transaction; the possibility that financing might not be available on the terms committed; the ability to consummate contemplated asset sales; the ability of KMI to successfully integrate EP’s operations and employees; the ability to realize anticipated synergies and cost savings; the potential impact of announcement of the transaction or consummation of the transaction on relationships, including with employees, suppliers, customers and competitors; the ability to achieve revenue growth; national, international, regional and local economic, competitive and regulatory conditions and developments; technological developments; capital and credit markets conditions; inflation rates; interest rates; the political and economic stability of oil producing nations; energy markets, including changes in the price of certain commodities; weather conditions; environmental conditions; business and regulatory or legal decisions; the pace of deregulation of retail natural gas and electricity and certain agricultural products; the timing and success of business development efforts; terrorism; and the other factors described in KMI’s and EP’s Annual Reports on Form 10 K for the year ended December 31, 2010 and their most recent quarterly reports filed with the SEC.  KMI and EP disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.

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